Exhibit 10.52

RESTRICTED STOCK AGREEMENT

This Agreement is entered into as of the 21st day of October, 2008 (the “Grant Date”), by and between Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                      (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company has determined to grant restricted stock awards to attract and retain the best available talent and to encourage the highest level of performance, all in accordance with the Titan Pharmaceuticals, Inc. 2002 Incentive Plan, as amended and restated (the “Plan”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Grant. Simultaneously herewith, the Company has made a restricted stock award to Employee and has issued              shares of the Company’s common stock, $.001 par value per share (such common stock hereinafter being referred to as the “Common Stock” and such shares and such shares, together with any other shares of stock received as stock dividend, stock split or otherwise with respect to such shares, hereinafter being referred to as the “Restricted Stock”), registered in the name of Employee, subject to the terms of the Plan and the restrictions and provisions of this Agreement.

2. Treatment During Restricted Period.

a. Certificates. Each certificate representing shares of Restricted Stock shall be registered in the name of Employee and held, together with a stock power endorsed in blank, by the Company, subject to the provisions hereof. Unless and until the shares of Restricted Stock are transferred or forfeited as provided herein, Employee shall be entitled to vote such shares and to receive all cash dividends, if any, with respect thereto. All other distributions with respect to the Restricted Stock, including, but not limited to, shares received as a result of a stock dividend, stock split, combination of shares or otherwise, shall be deemed to be Restricted Stock and shall be retained by the Company in accordance with this Agreement. Each certificate of Restricted Stock shall bear a legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement and applicable securities law restrictions.

b. Restrictions Applicable Prior to Vesting. Until they vest, shares of Restricted Stock shall be subject to the following restrictions:

i) Nontransferability. Except as otherwise required by law, Restricted Stock which has not vested may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of, except to the Company as provided herein.

ii) Other Restrictions. The Board may impose such other restrictions on the Restricted Stock as it may deem advisable, including, without limitation, stop-transfer orders and other restrictions set forth in the terms of this Agreement or as the Board may reasonably deem advisable.

c. Forfeiture. In the event that Employee’s employment terminates prior to an event which results in the vesting of all of the shares of Restricted Stock, any unvested shares of Restricted Stock shall be forfeited to the Company.

d. Vesting; Termination of Restricted Period. The shares of Restricted Stock shall no longer be subject to the forfeiture provisions of Section 2(c) (i.e., the shares shall vest), in accordance with the following schedule provided that Employee remains continuously employed by the Company:

i)One-half of the shares of Restricted Stock shall vest on the Grant Date, and

ii)One-half of the shares of Restricted Stock shall vest in 24 equal monthly installments commencing on the first anniversary of the Grant Date.

Notwithstanding the foregoing, all unvested shares of Restricted Stock shall vest immediately if the Employee’s employment is terminated (including a constructive termination) other than for cause (as such term is defined in the Plan) within 12 months following a Change of Control of the Company. For purposes of this Section 2(d), a “Change of Control” shall mean the (i) the sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or (ii) any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company.

e. Delivery following Vesting. Promptly after they become vested, the Company shall deliver to Employee (or Employee’s legal representative) the shares of vested Restricted Stock in the form of a transferable certificate, with a legend reflecting applicable securities law restrictions; provided, however, that the Company need not deliver such shares to Employee until Employee has paid or caused to be paid all taxes required to be withheld pursuant to Section 3 hereof.

3. Withholding. The Company may withhold any taxes resulting from this Agreement that the Company determines its is required to withhold under the laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign. Subject to applicable legal requirements, Employee may elect to satisfy such withholding requirements either by (i) delivery to the Company of a certified check prior to the delivery of shares of Restricted Stock which are vested pursuant to Section 2, (ii) instructing the Company to retain a sufficient number of shares of Restricted Stock to cover the withholding requirements, (iii) instructing the Company to satisfy the withholding requirements from Employee’s salary; or (iv) any other method acceptable to the Company.

4. Notice. All notices, request, demands, waivers and communications required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile, as follows:

If to Company, to it at:

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd., Suite 505

South San Francisco, CA 94080

Facsimile: (650) 244-4956

Attention: Robert Farrell

If to Employee, to him at his last known mailing address specified in the Company’s employment records.

or to such other address as either party hereto shall specify by notice in writing to the other party in accordance with this Section. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date when given unless mailed, in which case on the third business day after the mailing.

5. No Employment Rights. Nothing herein contained shall restrict in any way the right of the Company to terminate Employee’s employment at any time, with or without cause.

6. Award Subject to Plan. Employee acknowledges receipt of a copy of the Plan. The Restricted Stock grant has been made pursuant to the Plan and is in all respects subject to the terms and conditions thereof. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

7. Board Determinations. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Agreement, the determination by the Board (or the Committee established by the Board to administer the Plan) of the rights of Employee shall be conclusive, final and binding upon Employee and upon any other person who shall assert any right pursuant to this Agreement.

8. Assignment. The Company may assign its rights hereunder. Employee may not assign any of his rights hereunder. Neither party may assign any of their obligations hereunder except in connection with the sale or merger of the Company.

9. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Employee have entered into this Agreement as of the Grant Date specified above.

TITAN PHARMACEUTICALS, INC.

By:

EMPLOYEE